Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces
Second Quarter 2013 Financial and Operating Results

Record Q2 2013 Production of 93,380 BOE/d Up 4.8% over Q1 2013

Q2 2013 Net Income Available to Common Shareholders of $134.7 Million
or $1.14 per Diluted Share and Adjusted Net Income of $121.3 Million or
$1.02 per Diluted Share

Q2 2013 Discretionary Cash Flow Totals a Record $440.9 Million

Niobrara Well in DJ Basin Completed Flowing 1,069 BOE/d

DENVER – July 24, 2013 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the second quarter of 2013 totaled 8.5 million barrels of oil equivalent (MMBOE), 87% crude oil/natural gas liquids (NGLs).  Second quarter 2013 production equals 93,380 barrels of oil equivalent per day (BOE/d) representing a 4.8% increase over the first quarter of 2013.  Second quarter production was up 15.7% over the second quarter 2012 average of 80,700 BOE/d and up 18.3% excluding the production associated with the Postle field assets which were sold on July 15, 2013.

Success in several areas contributed to production for the second quarter exceeding the high end of guidance issued in our April 24, 2013 first quarter results press release.  In the Williston Basin, at our Western Williston area, production grew 231% year-over-year.  We modified our completion design at our Missouri Breaks prospect and have been pleased with recent wells we placed on production.  At our Redtail prospect in the DJ Basin, we implemented a new completion design and have been experiencing very strong and consistent results.  We also continued to see increased production at our North Ward Estes EOR project where several phases of the CO2 flood are continuing to respond.

Despite the sale of our Postle assets, which accounted for approximately 7,560 BOE per day of production in the second quarter, our new 2013 guidance of 33.8 MMBOE (92,700 BOE/d) remains within the range of our prior guidance issued in our April 24, 2013 results press release.  We are increasing our capital budget to $2.5 billion from $2.2 billion.

James J. Volker, Whiting’s Chairman and CEO, commented, “With the sale of our Postle assets, we have the liquidity to accelerate development of our high rate of return Williston Basin Bakken and DJ Basin Niobrara assets.  Our revised 2013 production growth guidance equates to a 12% increase over 2012 levels and a 19% increase excluding the production associated with the Postle assets.  In the third quarter we anticipate replacing nearly all of the production from the Postle assets sale, which generated $837 million in net sale proceeds, while increasing our capital budget by only $300 million.  We believe this demonstrates the potential of our new, streamlined portfolio and the validity of our asset rationalization strategy.”

Mr. Volker added, “With the Postle sale proceeds, we expect to capitalize on the potential of our DJ Basin Redtail Niobrara area.  Our most recent wells have benefited from longer laterals and larger sand volumes.  We believe our completion practices translate into higher EURs and greater returns on capital.  We are moving into development mode in this area with the recent arrival of a second pad capable rig and a third rig contracted to arrive in October of this year.  This approximate 88,000 net acre lease position with a large amount of estimated original oil in place (59 MMBOE in the Niobrara “B” and “A” per 960-acre spacing unit) affords us the opportunity to enhance recovery by drilling on tighter spacing.  Consequently, Redtail has the potential for a 33% increase to our current estimate of 2,400 gross drilling locations.”

Operating and Financial Results
The following tables summarize the second quarter and first six months operating and financial results for 2013 and 2012:

	Three Months Ended June 30,
	2013	2012	Change
Production (MBOE/d) (1)	93.38	80.70	+16%
Discretionary Cash Flow-MM (2)	$440.9	$310.5	+42%
Realized Price ($/BOE)	$75.88	$66.13	+15%
Total Revenues-MM	$663.6	$502.2	+32%
Net Income Available to Common Shareholders-MM (3)	$134.7	$150.6	(11%)
Per Basic Share	$1.14	$1.28	(11%)
Per Diluted Share	$1.14	$1.27	(10%)
Adjusted Net Income Available to Common Shareholders-MM (4)	$121.3	$86.2	+41%
Per Basic Share	$1.03	$0.73	+41%
Per Diluted Share	$1.02	$0.73	+40%

(1)	The production attributable to the Postle field, which was sold on July 15, 2013, was 7.56 MBOE/d for the three months ended June 30, 2013 and 8.15 MBOE/d for the three months ended June 30, 2012.
(2)	A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.
(3)
For the three months ended June 30, 2013, net income available to common shareholders included $36.8 million of pre-tax, non-cash hedging gains or $0.20 per basic share and $0.19 per diluted share after tax. For the three months ended June 30, 2012, net income available to common shareholders included $107.9 million of pre-tax, non-cash hedging gains or $0.57 per basic and diluted share after tax.

(4)	A reconciliation of adjusted net income available to common shareholders to net income available to common shareholders is included later in this news release.

	Six Months Ended June 30,
	2013	2012	Change
Production (MBOE/d) (1)	91.27	80.72	+13%
Discretionary Cash Flow-MM (2)	$841.9	$662.4	+27%
Realized Price ($/BOE)	$75.34	$70.15	+ 7%
Total Revenues-MM	$1,276.9	$1,065.9	+20%
Net Income Available to Common Shareholders-MM (3)	$220.7	$248.8	(11%)
Per Basic Share	$1.87	$2.12	(12%)
Per Diluted Share	$1.86	$2.10	(11%)
Adjusted Net Income Available to Common Shareholders-MM (4)	$233.0	$208.8	+12%
Per Basic Share	$1.98	$1.78	+11%
Per Diluted Share	$1.96	$1.76	+11%

(1)	The production attributable to the Postle field, which was sold on July 15, 2013, was 7.62 MBOE/d for the six months ended June 30, 2013 and 8.23 MBOE/d for the six months ended June 30, 2012.
(2)	A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.
(3)
For the six months ended June 30, 2013, net income available to common shareholders included $10.6 million of pre-tax, non-cash hedging gains or $0.06 per basic and diluted share after tax.  For the six months ended June 30, 2012, net income available to common shareholders included $93.4 million of  pre-tax, non-cash hedging gains or $0.50 per basic share and $0.49 per diluted share after tax.

(4)	A reconciliation of adjusted net income available to common shareholders to net income available to common shareholders is included later in this news release.

2013 Capital Budget
We have increased our 2013 capital budget to $2.5 billion from $2.2 billion.  Our revised 2013 capital budget is currently allocated among our major development areas as indicated in the table below:

	2013 CAPEX (MM)	Gross Wells	Net Wells	% of Total
Northern Rockies	$1,303	247	167	52%
EOR	213	NA(1)	NA(1)	8%
Permian	75	7	7	3%
Central Rockies	166	43	32	7%
Gulf Coast	25	3	3	1%
Non-Operated	200			8%
Land	138			6%
Exploration Expense (2)	85			3%
Facilities (3)	145			6%
Well Work, Misc. Costs, Other	150			6%
Total Budget	$2,500	300	209	100%

(1)	These multi-year CO2 projects involve many re-entries, workovers and conversions. Therefore, they are budgeted on a project basis and not a well basis.
(2)	Comprised primarily of exploration salaries, seismic activities and delay rentals.
(3)	Includes capital reduction from Postle sale.

The following table provides a breakdown of our $300 million budget increase:

Breakdown of 2013 CAPEX Increase (MM)
New Drilling in Northern Rockies	$161
New Drilling in Permian Basin	75
Non-Operated Drilling	36
New Drilling at Redtail (1)	30
Land	30
New Drilling in Gulf Coast	25
Exploration Expense	3
Downward Adjustments (2)	(60)
Total Increase	$300

(1)	A third rig is scheduled to arrive at Redtail in the fourth quarter. Therefore, a larger capex impact is anticipated in 2014.
(2)	Consists of $33 million downward adjustment for facilities and $27 million downward adjustment for EOR projects due to the sale of the Postle field assets.

Operations Update

Core Development Areas

Bakken and Three Forks Development

In the Williston Basin, we control 1,096,506 gross (697,259 net) acres that target the Middle Bakken, Three Forks and Pronghorn Sand formations.  Our average acreage cost in this area is $549 per net acre.

Western Williston Basin
The Western Williston Basin includes our Hidden Bench, Tarpon, Missouri Breaks and Cassandra prospects.  These areas represent a total of 171,408 gross (106,952 net) acres.  Production from the Western Williston Basin averaged 9,385 BOE/d in the second quarter of 2013, which represented a 44% increase over the 6,520 BOE/d average rate in the first quarter of 2013.

Missouri Breaks Prospect.  We hold 84,213 gross (57,526 net) acres in the Missouri Breaks prospect, located in Richland County, Montana and McKenzie County, North Dakota.  We have implemented a new completion design in our Missouri Breaks area that utilizes cemented liners and higher sand volumes. The new frac design appears to significantly improve production rates.  We recently completed the Weber 24-30-1H flowing at a rate of 1,164 BOE/d using our new completion design.  This well offset the Mullin 21-24-1H, which tested at a rate of 481 BOE/d and was completed using our prior frac design, an uncemented liner with sliding sleeve technology.

Southern Williston Basin
The Southern Williston Basin encompasses our Pronghorn and Lewis & Clark prospects, which encompass a total of 395,441 gross (262,630 net) acres. Production from the Southern Williston averaged 13,325 BOE/d, relatively flat with first quarter 2013 production and up 30% year-over-year.  We have been shifting to pad drilling in the Pronghorn area in the first half of 2013 and have generated a backlog of uncompleted wells.  As of quarter end, we had 13 wells being completed or waiting on completion at our Pronghorn prospect.

Sanish Field Area
Whiting’s net production from the Sanish field area averaged 36,315 BOE per day in the second quarter of 2013 compared to 35,805 BOE/d in the first quarter 2013.  The increase was in part attributable to a higher density drilling program at the Parshall field.  We have initiated our higher density pilot project in the Sanish field.  If successful, this could add 191 gross well locations.

Denver Basin: Redtail Niobrara Area

We hold a total of approximately 121,000 gross (88,000 net) acres in our Redtail area, located in the Denver Julesberg Basin in Weld County, Colorado.  Our Redtail acreage produces from the Niobrara “B” zone and is also prospective in the Niobrara “A” and “C” zones as well as the Codell formation.

Highlighting recent drilling results at Redtail was the completion of the Razor 33-2813H, which flowed 966 barrels of oil and 620 Mcf of gas (1,069 BOE) per day from the Niobrara “B” zone on July 9, 2013.  The well’s 6,047-foot lateral was fracture stimulated in a total of 32 stages using our new frac design.  Whiting holds a 73.4% working interest and a 58.7% net revenue interest in the Razor well, which was drilled on a 960-acre spacing unit.  We have also applied this new frac design to our 640-acre spacing unit wells with positive results.  The Razor 25-2514H flowed 593 barrels of oil and 255 Mcf of gas (636 BOE) per day from the Niobrara “B” zone on June 30, 2013.  The well’s 3,716-foot lateral was fracture stimulated in a total of 18 stages. Whiting holds an 87.5% working interest and a 74.8% net revenue interest in the well.  Production results from our most recent six wells using this new completion design are consistent with a 400+ MBOE type curve.

We currently have two drilling rigs running at Redtail.  We plan to add a third rig in October 2013.  Our development plan for the Redtail prospect is to drill eight wells per spacing unit to the Niobrara “B” zone and four wells in each spacing unit to the Niobrara “A” zone.  We estimate that we have more than 2,400 gross locations and 1,200 net locations at our Redtail prospect on this development pattern.  We plan to test tighter spacing in the Niobrara “A” / “B” reservoir system, with the potential to drill up to 16 wells per spacing unit versus our current 12-well plan.

Enhanced Oil Recovery

North Ward Estes Field.  Net production from our North Ward Estes field averaged 9,275 BOE/d, a 9% increase over the 8,545 BOE/d in the first quarter of 2013.  Whiting is injecting approximately 350 MMcf of CO2 per day into the field, of which about 63% is recycled gas.

Operated Drilling Rig Count

As of July 15, 2013, 25 operated drilling rigs were active on our properties.  The breakdown of our operated rigs as of July 15, 2013 was as follows:

Region	Drilling Rigs
Northern Rockies	20
Permian Basin	1
Central Rockies	2
Gulf Coast	1
EOR Project:
North Ward Estes	1
Total	25

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended June 30, 2013 and 2012:

	Three Months Ended
	June 30,
Production	2013		2012	Change
Oil (MMBbl)	6.70		5.58	20%
NGLs (MMBbl)	0.69		0.70	(1%)
Natural gas (Bcf)	6.62		6.38	4%
Total equivalent (MMBOE)	8.50		7.34	16%

Average Sales Price
Oil (per Bbl):
Price received	$89.15		$79.92	12%
Effect of crude oil hedging	(1.05	)(1)	(1.35)
Realized price	$88.10		$78.57	12%
NYMEX oil (per Bbl)	$94.23		$93.51	1%

NGLs (per Bbl):
Realized price	$37.80		$37.45	1%

Natural gas (per Mcf):
Price received	$4.27		$3.25	31%
Effect of natural gas hedging	-		0.06
Realized price	$4.27		$3.31	29%
NYMEX natural gas (per Mcf)	$4.10		$2.21	86%

(1)
Whiting realized pre-tax cash settlement losses of $7.0 million on its crude oil hedges during the second quarter of 2013.  A summary of Whiting’s outstanding hedges is included later in this news release.

Second Quarter and First Half 2013 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Production (MMBOE)	8.50	7.34	16.52	14.69

Sales price, net of hedging	$75.88	$66.13	$75.34	$70.15
Lease operating expense	12.37	12.19	12.41	12.54
Production tax	6.33	5.55	6.36	5.81
General & administrative	3.44	3.43	3.52	4.06
Exploration	2.86	1.84	2.62	1.58
Cash interest expense	2.42	2.12	2.40	2.16
Cash income tax expense (benefit)	(0.30)	0.15	(0.13)	0.17
	$48.76	$40.85	$48.16	$43.83

Second Quarter and First Half 2013 Drilling and Expenditures Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three and six months ended June 30, 2013:

	Gross/Net Wells Completed
			Total New	% Success	CAPEX
	Producing	Non-Producing	Drilling	Rate	(in MM)
Q2 13	112 / 61.0	2 / 1.9	114 / 62.9	98% / 97%	$663.2	(1)
6M 13	194 / 99.0	3 / 2.9	197 / 101.9	98% / 97%	$1,232.5

(1)	Includes $77 million for land and $43 million for facilities.

Outlook for Third Quarter and Full-Year 2013
The following table provides guidance for the third quarter and full-year 2013 based on current forecasts, including Whiting’s full-year 2013 capital budget of $2,500.0 million:

	Guidance
	Third Quarter			Full-Year
	2013			2013
Production (MMBOE)	8.30	-	8.70	33.50	-	34.10
Lease operating expense per BOE	$12.00	-	$12.50	$12.15	-	$12.45
General and admin. expense per BOE(1)	$6.25	-	$6.65	$4.10	-	$4.50
Interest expense per BOE	$2.40	-	$2.60	$2.50	-	$2.70
Depr., depletion and amort. per BOE	$26.25	-	$27.25	$26.00	-	$27.00
Prod. taxes (% of production revenue)	8.6%	-	8.8%	8.5%	-	8.7%
Oil price differentials to NYMEX per Bbl(2)	($6.50)	-	($7.50)	($6.00)	-	($6.50)
Gas price premium to NYMEX per Mcf(3)	$0.10	-	$0.40	$0.10	-	$0.40

(1)	Includes a $21.7 million charge under the Whiting Production Participation Plan related to the Postle sale.
(2)	Does not include the effect of NGLs.
(3)	Includes the effect of Whiting’s fixed-price gas contracts. Please refer to fixed-price gas contracts later in this news release.

Hedges and Fixed Price Natural Gas Contracts
The following summarizes Whiting’s crude oil hedges as of July 15, 2013:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Volume	NYMEX Price	June 2013
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production

Three-way Collars(1)	2013
	Q3	1,040,000	$ 71.25 - $ 85.63 - $ 113.95	45.8%
	Q4	1,040,000	$ 71.25 - $ 85.63 - $ 113.95	45.8%

	2014
	Q1	800,000	$ 71.50 - $ 85.00 - $ 101.91	35.2%
	Q2	800,000	$ 71.50 - $ 85.00 - $ 101.91	35.2%
	Q3	800,000	$ 71.50 - $ 85.00 - $ 101.91	35.2%
	Q4	800,000	$ 71.50 - $ 85.00 - $ 101.91	35.2%

Collars	2013
	Q3	294,450	$ 48.16 - $ 90.70	13.0%
	Oct	294,340	$ 48.15 - $ 90.69	13.0%
	Nov	194,340	$ 47.96 - $ 85.90	8.6%
	Dec	4,340	$ 80.00 - $ 122.50	0.2%

	2014
	Q1	4,250	$ 80.00 - $ 122.50	0.2%
	Q2	4,150	$ 80.00 - $ 122.50	0.2%
	Q3	4,060	$ 80.00 - $ 122.50	0.2%
	Q4	3,970	$ 80.00 - $ 122.50	0.2%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Whiting also has the following fixed-price natural gas contracts in place as of July 15, 2013:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	Contracted Price	June 2013
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2013
Q3	368,000	$5.47	16.7%
Q4	368,000	$5.47	16.7%

2014
Q1	330,000	$5.49	14.9%
Q2	333,667	$5.49	15.1%
Q3	337,333	$5.49	15.3%
Q4	337,333	$5.49	15.3%

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Selected operating statistics
Production
Oil, MBbl	6,701	5,577	12,951	11,159
NGLs, MBbl	694	703	1,404	1,367
Natural gas, MMcf	6,617	6,383	12,988	12,987
Oil equivalents, MBOE	8,498	7,344	16,520	14,691
Average Prices
Oil per Bbl (excludes hedging)	$89.15	$79.92	$88.65	$85.22
NGLs per Bbl	$37.80	$37.45	$40.20	$41.73
Natural gas per Mcf (excludes hedging)	$4.27	$3.25	$4.04	$3.35
Per BOE Data
Sales price (including hedging)	$75.88	$66.13	$75.34	$70.15
Lease operating	$12.37	$12.19	$12.41	$12.54
Production taxes	$6.33	$5.55	$6.36	$5.81
Depreciation, depletion and amortization	$26.29	$21.87	$25.70	$21.56
General and administrative	$3.44	$3.43	$3.52	$4.06	(1)
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$663,569	$502,174	$1,276,940	$1,065,880
Total costs and expenses	$455,598	$260,894	$931,205	$667,155
Net income available to common shareholders	$134,687	$150,612	$220,681	$248,813
Earnings per common share, basic	$1.14	$1.28	$1.87	$2.12
Earnings per common share, diluted	$1.14	$1.27	$1.86	$2.10

Average shares outstanding, basic	117,930	117,622	117,859	117,569
Average shares outstanding, diluted	118,901	118,853	118,929	118,889
Net cash provided by operating activities	$442,617	$282,193	$740,231	$635,185
Net cash used in investing activities	$(574,590)	$(464,883)	$(1,203,081)	$(677,935)
Net cash provided by financing activities	$147,103	$179,672	$441,362	$33,746

(1)	For the six months ended June 30, 2012, the cost includes the effect of a charge under our Production Participation Plan related to the Whiting USA Trust II divestiture of $0.59 per BOE.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$23,312	$44,800
Accounts receivable trade, net	345,792	318,265
Prepaid expenses and other	26,011	21,347
Assets held for sale (1)	701,701	-
Total current assets	1,096,816	384,412
Property and equipment:
Oil and gas properties, successful efforts method:
Proved properties	9,021,657	8,849,515
Unproved properties	381,653	362,483
Other property and equipment	169,549	141,738
Total property and equipment	9,572,859	9,353,736
Less accumulated depreciation, depletion and amortization	(2,691,827)	(2,590,203)
Total property and equipment, net	6,881,032	6,763,533
Debt issuance costs	27,276	28,748
Other long-term assets	112,586	95,726
TOTAL ASSETS	$8,117,710	$7,272,419

(1)	Represents primarily proved property costs related to the Postle property divestiture.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	June 30, 2013	December 31, 2012
LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$250,000	$-
Accounts payable trade	105,899	131,370
Accrued capital expenditures	104,803	110,663
Accrued liabilities and other	149,064	180,622
Revenues and royalties payable	160,653	149,692
Deposit received on properties held for sale	85,980	-
Taxes payable	44,777	33,283
Derivative liabilities	9,262	21,955
Deferred income taxes	9,803	9,394
Liabilities related to assets held for sale	8,616	-
Total current liabilities	928,857	636,979
Long-term debt	2,000,000	1,800,000
Deferred income taxes	1,190,146	1,063,681
Derivative liabilities	857	1,678
Production Participation Plan liability	106,613	94,483
Asset retirement obligations	89,675	86,179
Deferred gain on sale	95,139	110,395
Other long-term liabilities	26,072	25,852
Total liabilities	4,437,359	3,819,247
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 6.25% convertible perpetual preferred stock, no shares authorized, issued or outstanding as of June 30, 2013 and 172,391 shares issued and outstanding as of December 31, 2012	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized; 120,134,157 issued and 118,654,184 outstanding as of June 30, 2013, 118,582,477 issued and 117,631,451 outstanding as of December 31, 2012	120	119
Additional paid-in capital	1,572,835	1,566,717
Accumulated other comprehensive loss	(826)	(1,236)
Retained earnings	2,100,069	1,879,388
Total Whiting shareholders’ equity	3,672,198	3,444,988
Noncontrolling interest	8,153	8,184
Total equity	3,680,351	3,453,172
TOTAL LIABILITIES AND EQUITY	$8,117,710	$7,272,419

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$651,868	$492,756	$1,256,982	$1,051,453
Gain (loss) on hedging activities	(437)	759	(648)	1,886
Amortization of deferred gain on sale	7,954	8,892	15,930	12,645
Gain (loss) on sale of properties	3,387	(362)	3,432	(362)
Interest income and other	797	129	1,244	258
Total revenues and other income	663,569	502,174	1,276,940	1,065,880
COSTS AND EXPENSES:
Lease operating	105,080	89,504	204,958	184,294
Production taxes	53,814	40,763	105,085	85,374
Depreciation, depletion and amortization	223,446	160,589	424,605	316,709
Exploration and impairment	43,393	27,902	80,673	55,480
General and administrative	29,213	25,209	58,098	59,577
Interest expense	23,121	17,905	44,591	36,361
Change in Production Participation Plan liability	7,723	(953)	12,130	(18)
Commodity derivative (gain) loss, net	(30,192)	(100,025)	1,065	(70,622)
Total costs and expenses	455,598	260,894	931,205	667,155
INCOME BEFORE INCOME TAXES	207,971	241,280	345,735	398,725
INCOME TAX EXPENSE (BENEFIT):
Current	(2,511)	1,109	(2,089)	2,535
Deferred	75,538	89,320	126,636	146,893
Total income tax expense	73,027	90,429	124,547	149,428
NET INCOME	134,944	150,851	221,188	249,297
Net loss attributable to noncontrolling interest	12	31	31	55
NET INCOME AVAILABLE TO SHAREHOLDERS	134,956	150,882	221,219	249,352
Preferred stock dividends	(269)	(270)	(538)	(539)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$134,687	$150,612	$220,681	$248,813
EARNINGS PER COMMON SHARE:
Basic	$1.14	$1.28	$1.87	$2.12
Diluted	$1.14	$1.27	$1.86	$2.10
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	117,930	117,622	117,859	117,569
Diluted	118,901	118,853	118,929	118,889

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income Available to Common Shareholders to
Adjusted Net Income Available to Common Shareholders
(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net Income Available to Common Shareholders	$134,687	$150,612	$220,681	$248,813

Adjustments Net of Tax:
Amortization of Deferred Gain on Sale	(5,002)	(5,560)	(10,017)	(7,906)
(Gain) Loss on Sale of Properties	(2,130)	227	(2,158)	227
Impairment Expense	11,979	8,998	23,557	20,149
Charge Under Production Participation Plan Related to Trust II Offering	-	-	-	5,928
Change in Production Participation Plan Liability	4,856	(596)	7,627	(12)
Unrealized Derivative Gains	(23,126)	(67,470)	(6,674)	(58,378)
Adjusted Net Income (1)	$121,264	$86,211	$233,016	$208,821

Adjusted Net Income Available to Common Shareholders per Share, Basic	$1.03	$0.73	$1.98	$1.78
Adjusted Net Income Available to Common Shareholders per Share, Diluted	$1.02	$0.73	$1.96	$1.76

(1)
Adjusted Net Income Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$442,617	$282,193	$740,231	$635,185
Exploration	24,343	13,510	43,209	23,254
Exploratory dry hole costs	(11,628)	(4)	(11,628)	(255)
Changes in working capital	(14,191)	15,095	70,668	4,785
Preferred stock dividends paid	(269)	(270)	(538)	(539)
Discretionary cash flow (1)	$440,872	$310,524	$841,942	$662,430

(1)
Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, July 25, 2013 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter 2013 financial and operating results.  Please call (877) 415-3183 (U.S./Canada) or (857) 244-7326 (International) to be connected to the call and enter the pass code 32363164.  Access to a live internet broadcast will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on July 25, 2013.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, July 25, 2013 and continuing through Thursday, August 1, 2013.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 35627250.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain, Permian Basin, Mid-Continent, Michigan and Gulf Coast regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery field in Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2012.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.